Exhibit 99.8(a)(ii)

AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT (the “Amendment”) is made as of the      day of November, 2020, by and among PROTECTIVE LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Tennessee (the “Company”), acting herein for and on behalf of the Company and on behalf of each separate account set forth on attached Schedule A, as the same may be amended from time to time (the “Separate Accounts”); AMERICAN CENTURY INVESTMENT SERVICES, INC., (the “Distributor”); and AMERICAN CENTURY SERVICES, LLC, (the “Transfer Agent” and collectively with Distributor, “American Century”).

RECITALS

WHEREAS, the Company and American Century are parties to a certain Fund Participation Agreement dated May 1, 2018 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to update the separate accounts and funds listed in Schedule A; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

1.             Schedule A.  Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.             Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.             Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

PROTECTIVE LIFE INSURANCE COMPANY
On its behalf and each Separate Account named in
Schedule A

By:
Name:
Title:

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:
Name:	Kyle Langan
Title:	Vice President

AMERICAN CENTURY SERVICES, LLC

By:
Name:
Title:

2

SCHEDULE A

SEPARATE ACCOUNTS & Funds available

Separate Account	Funds
First Variable Annuity Fund A	VP Income & Growth VP International VP ULTRA
First Variable Annuity Fund E	VP Income & Growth VP International VP Ultra VP Value
First Variable Separate Account VL	VP Income & Growth VP International VP Ultra VP Value
Protective Acquired Variable Annuity Separate Account	VP Income & Growth VP Large Company Value VP Value
Protective COLI PPVUL	VP Value VP International VP Capital Appreciation VP Balanced VP Income & Growth VP Mid Cap Value VP Large Company Value VP Ultra VP Inflation Protection (Class I)
Protective VUL COLI VUL	VP Value VP Capital Appreciation VP Mid Cap Value VP Ultra VP Inflation Protection (Class II)